Exhibit 99.1

FINAL FOR RELEASE Contact Jupiter Wellness, Inc. 561-244-7100 investors@jupiterwellness.com Release Date 12/1/2022

Jupiter Wellness Acquisition Corp. to Extend Period to Consummate Initial Business Combination

JUPITER, FL / December 1, 2022 – Jupiter Wellness Acquisition Corp. (Nasdaq: JWAC), a publicly traded special purpose acquisition company, announced today that the Company intends to extend the period it has to consummate its initial business combination by three months from December 8, 2022, to March 8, 2023 (the “Extension”). The Extension is the first of up to two three-month extensions permitted under the Company’s governing documents.

Business Combination

On October 25, 2022, Jupiter Wellness Acquisition Corp. entered into a definitive business combination agreement with Chijet Motor Company, Inc., which is developing next-generation electric vehicles and expanding its manufacturing capabilities. Chijet expects to use the transaction proceeds to fund the development and production of its planned next-generation electric vehicle, with sales expected to increase as new models are launched. Two production facilities, occupying a total area of 8.47 million square feet with an annual production capacity of 200,000 vehicles, are currently under construction in Xiangyang and Yantai, China.

Upon completion of the transaction, Chijet currently expects the proceeds to be approximately $140.2 million before payment of transaction expenses (assuming no redemptions by JWAC public shareholders). The cash proceeds raised in the transaction are currently anticipated to be used for the construction of Chijet’s Yantai electric vehicle manufacturing base, to fund company operations, support its growth, and for general company operating purposes. Following the completion of the proposed transaction, Chijet plans to raise additional capital to further its planned expansion of production capacity and product offering, including new models of electric vehicles.

About Jupiter Wellness Acquisition Corp.

JWAC is a special purpose acquisition company formed for the purpose of entering a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or other similar business combination with one or more businesses or entities. JWAC began trading on the Nasdaq in December 2021, and its common stock and rights are traded under the ticker symbols JWAC and JWACR, respectively.

Contact

Brian John, Chief Executive Officer

bjohn@jupiterwellness.com

1

Forward-Looking Statements

The information in this press release contains certain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to the proposed business combination. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result” and similar expressions, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Actual results may differ from their expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to: (i) the risk that the business combination may not be completed in a timely manner or at all, which may adversely affect the price of JWAC’s securities; (ii) the failure to satisfy the conditions to the consummation of the business combination, including the approval of the business combination agreement by the stockholders of JWAC; (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the business combination agreement; (iv) the outcome of any legal proceedings that may be instituted against any of the parties to the business combination agreement following the announcement of the entry into the business combination agreement and proposed business combination; (v) the ability of the parties to recognize the benefits of the business combination agreement and the business combination; (vi) the lack of useful financial information for an accurate estimate of future capital expenditures and future revenue; (vii) statements regarding Chijet’s industry and market size; (viii) financial condition and performance of Chijet and Pubco, including the anticipated benefits, the implied enterprise value, the expected financial impacts of the business combination, potential level of redemptions of JWAC’s public shareholders, the financial condition, liquidity, results of operations, the products, the expected future performance and market opportunities of Chijet and Pubco; and (ix) those factors discussed in JWAC’s and Pubco’s filings with the SEC and that will be contained in the registration statement on Form F-4 and the related proxy statement relating to the business combination. You should carefully consider the foregoing factors and the other risks and uncertainties that will be described in the “Risk Factors” section of the registration statement on Form F-4 and related proxy statement and other documents to be filed by JWAC or Pubco from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and while Chijet, JWAC and Pubco may elect to update these forward-looking statements at some point in the future, they assume no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise, subject to applicable law. None of Chijet, JWAC or Pubco gives any assurance that Chijet, JWAC or Pubco will achieve its expectations.

###

2